SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: September 20, 2001
                        (Date of earliest event reported)

                                  PAYCHEX, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE               0-11330          16-1124166
          (State of incorporation)    (Commission        (IRS Employer
                                       File Number)       Identification Number)

            911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK 14625-0397
               (Address of principal executive offices) (Zip Code)

                                  (716)385-6666
              (Registrant's telephone number, including area code)

ITEM 9.  REGULATION FD DISCLOSURE

The registrant's press release dated September 20, 2001 is attached. This release announces the Company's results of operations for the first quarter ended August 31, 2001.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  PAYCHEX, INC.

Date: September 20, 2001                      /s/ B. Thomas Golisano
                                              -----------------------
                                              B. Thomas Golisano
                                              Chairman, President and
                                              Chief Executive Officer

Date: September 20, 2001                      /s/ John M. Morphy
                                              -----------------------
                                              John M. Morphy
                                              Vice President, Chief
                                              Financial Officer and
                                              Secretary

FOR IMMEDIATE RELEASE

         John M. Morphy, Chief Financial Officer or Jan Shuler 716-383-3406

         Access the Webcast of the Paychex, Inc. First Quarter Earnings Release
             Conference Call scheduled for September 20, 2001 at 11:00 a.m. Eastern Standard Time at http://www.paychex.com at the Investor Relations page.
         Paychex, Inc. news releases, current financial information, related
             SEC filings and Investor Relations presentation are accessible at the same Web site.


               PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS

ROCHESTER, NY, September 20, 2001 -- Paychex, Inc. (NASDAQ: PAYX) today announced record net income of $70.2 million, or $.19 diluted earnings per share, for the quarter ended August 31, 2001, a 20% increase over net income of $58.6 million, or $.16 diluted earnings per share, for the same period last year. Total revenues were $234.8 million, a 15% increase over $203.9 million for the first quarter last year.

SERVICE REVENUES

For the quarter ended August 31, 2001, service revenues were $216.2 million, an increase of 16% over $186.5 million for the prior year quarter.

Payroll service revenue increased 15% to $189.4 million from $164.5 million for the prior year first quarter. The increase in Payroll service revenue reflects growth in the client base, increased utilization of ancillary services and price increases. As of August 31, 2001, 83% of Paychex clients utilized Taxpay (Registered Trademark), the Company's tax filing and payment feature. The Company's Employee Pay Services, which includes Direct Deposit, Readychex (Service Mark) and Access Card products, was utilized by 54% of its clients.

Human Resource and Benefits service revenue was $26.7 million, an increase of 22% over $21.9 million for the first quarter last year. This increase is related primarily to increases in clients for 401(k) Recordkeeping, Workers' Compensation Insurance, and Section 125 services and in client employees served by the Company's comprehensive PAS (Paychex Administrative Services) and PEO (Professional Employer Organization) bundled services. 401(k) Recordkeeping revenue increased 26% to $12.3 million for the first quarter from $9.8 million in the same period last year.

INTEREST ON FUNDS HELD FOR CLIENTS

For the quarter ended August 31, 2001, interest on funds held for clients was $18.6 million, a 7% increase from $17.4 million for the first quarter last year. The increase in interest on funds held for clients is the result of net realized gains on the sale of available-for-sale securities and higher average portfolio balances, offset by the impact of lower interest rates in the first quarter of fiscal 2002. Net realized gains included in interest on funds held for clients were $3.2 million for the first quarter compared with net realized losses of $.1 million in the prior year first quarter.

OPERATING INCOME

For the quarter ended August 31, 2001, operating income was $93.8 million, a 19% increase over $78.8 million for the first quarter last year. Operating margin for the first quarter of fiscal 2002 was 40% compared with 39% for the first quarter of fiscal 2001.

Operating costs for the quarter increased 17% and selling, general and administrative costs increased 10% when compared with the prior year quarter. Combined operating and selling, general and administrative expenses increased 13% in the first quarter over the prior year period. These increases reflect increases in personnel, information technology and facility costs necessary to support the growth of the Company.

INVESTMENT INCOME

Investment income for the quarter ended August 31, 2001 increased 36% to $7.5 million from $5.5 million in the first quarter of last year. The increase is due to net realized gains on the sale of available-for-sale securities and higher average daily invested balances generated from increases in overall cash flows, offset by the impact of lower interest rates in the first quarter of fiscal 2002. Net realized gains included in investment income were $1.0 million for the first quarter compared with net realized losses of $.1 million in the prior year first quarter.

INCOME TAXES

The income tax rate for the quarter ended August 31, 2001 was 30.7% compared to 30.5% for the same period last year.


B. Thomas Golisano, Chairman, President and Chief Executive Officer of Paychex, said, "We were pleased with our financial results for the first quarter of fiscal 2002 in light of current economic conditions. A slowing United States economy and further interest rate reductions have caused us to adjust our expected total revenue growth for the current year to a range of 13% to 15%. We still expect to generate record revenues and net income in the current year as we continue to focus on increasing our client base and utilization of ancillary services and leveraging our infrastructure."


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995

Certain written and oral statements made by Paychex, Inc., (the "Company") management may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as "we expect," "expected to," "estimates," "we look forward to," "would equate to," "projects," "projected to be," "anticipates," "we believe," "could be" and other similar phrases. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, general market and economic conditions, including demand for the Company's products and services, availability of internal and external resources, executing expansion plans, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers' compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company's operating facilities, computer technology, and communication systems; stock market volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company's investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company assumes no obligation to update this document for new information subsequent to its issuance.



                                  PAYCHEX, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                  For the three months ended
                                                   August 31,      August 31,
                                                     2001               2000
--------------------------------------------------------------------------------
Revenues:
  Service revenues                                   $216,176        $186,470
  Interest on funds held for clients                   18,638          17,413
--------------------------------------------------------------------------------
  Total revenues                                      234,814         203,883

Operating costs                                        53,756          45,927
Selling, general and administrative expenses           87,296          79,130
--------------------------------------------------------------------------------
Operating income                                       93,762          78,826

Investment income                                       7,527           5,534
--------------------------------------------------------------------------------
Income before income taxes                            101,289          84,360

Income taxes                                           31,096          25,730
--------------------------------------------------------------------------------
Net income                                           $ 70,193        $ 58,630
================================================================================

Basic earnings per share                             $    .19        $    .16
--------------------------------------------------------------------------------
Diluted earnings per share                           $    .19        $    .16
--------------------------------------------------------------------------------
Weighted-average common shares outstanding            373,978         372,015
--------------------------------------------------------------------------------
Weighted-average shares assuming dilution             377,747         377,165
--------------------------------------------------------------------------------
Cash dividends per common  share                     $    .09        $    .06
--------------------------------------------------------------------------------

(A) Certain amounts for the three-month period ended August 31, 2000 have been reclassified to conform to the current year presentation. In addition, the Company has changed its segment reporting from two segments to one segment in fiscal 2002.
(B) Further information on interest on funds held for clients and investment income can be found in the Company's SEC filings under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and subheadings "Results of Operations" and "Market Risk Factors." These SEC filings are accessible at the Company's Web site.


                                  PAYCHEX, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

--------------------------------------------------------------------------------
                                                   August 31,         May 31,
                                                         2001            2001
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                          $   59,325      $   45,784
Corporate investments                                 593,649         568,217
Interest receivable                                    23,276          28,281
Accounts receivable                                   112,682         100,640
Prepaid expenses and other current assets               8,227           7,306
--------------------------------------------------------------------------------
Current assets before funds held for clients          797,159         750,228

Funds held for clients                              1,879,740       2,041,045
--------------------------------------------------------------------------------
Total current assets                                2,676,899       2,791,273

Property and equipment - net                           96,699          96,078
Intangible assets - net                                 9,476           9,612
Deferred income taxes                                     266           1,361
Other assets                                            8,909           8,872
--------------------------------------------------------------------------------
Total assets                                       $2,792,249      $2,907,196
================================================================================

LIABILITIES
Accounts payable                                   $   13,136      $   16,377
Accrued compensation and related items                 33,087          57,418
Deferred revenue                                        3,239           4,421
Accrued income taxes                                   22,877           9,783
Deferred income taxes                                  12,993           4,996
Other current liabilities                              20,920          19,282
--------------------------------------------------------------------------------
Current liabilities before client fund deposits       106,252         112,277

Client fund deposits                                1,864,581       2,031,565
--------------------------------------------------------------------------------
Total current liabilities                           1,970,833       2,143,842
Long-term liabilities                                   5,682           5,512
--------------------------------------------------------------------------------
Total liabilities                                   1,976,515       2,149,354


STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 600,000 authorized
  shares
  Issued:  374,300 at August 31, 2001 and
  373,647 at May 31, 2001                              3,743           3,736
Additional paid-in capital                           153,982         139,897
Retained earnings                                    637,656         601,142
Accumulated other comprehensive income                20,353          13,067
--------------------------------------------------------------------------------
Total stockholders' equity                           815,734         757,842
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity        $2,792,249      $2,907,196
================================================================================